UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified in Its Charter)

OTK ASSOCIATES, LLC

JOHN DOUGHERTY

JASON TAUBMAN KALISMAN

MAHMOOD KHIMJI

JONATHAN LANGER

ANDREA OLSHAN

MICHAEL OLSHAN

ROBERT S. TAUBMAN

PARAG VORA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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On April 2, 2013, OTK Associates issued the following press release:

OTK ASSOCIATES COMMENTS ON MORGANS HOTEL GROUP’S

AGREEMENT WITH THE YUCAIPA COMPANIES

NEW YORK, April 2, 2013 – OTK Associates LLC, the largest shareholder of Morgans Hotel Group Co. (Nasdaq: MHGC) with 13.9% of the outstanding common stock of the company, today commented on Morgans’ agreements with The Yucaipa Companies.

As the largest shareholder of Morgans, OTK Associates is deeply concerned by the company’s announcement of a material transaction with an insider and major creditor during an ongoing proxy process. OTK Associates questions whether the board’s special committee has appropriately considered, in earnest, alternatives to consummating yet another ill-timed transaction with an interested party, especially given that two of Morgans’ directors have a significant financial interest in the transaction.

Furthermore, the attempt to alter the previously announced shareholder record date for the Annual Meeting of Stockholders is a clear effort to circumvent the proxy process and disenfranchise shareholders of record at a time when a credible slate of alternative board members has been proposed for consideration.

The rights offering would advantage The Yucaipa Companies over all other shareholders who are subject to the company’s prohibitive poison pill threshold and coercively dilute existing shareholders who are unlikely to want to invest in the policies of the existing management and board.

The proposed transaction retroactively and deliberately delays the shareholder vote and, left unchallenged, this postponement allows Yucaipa to amass a significant voting equity position where there was none as of the previously established record date.

In addition to these concerns, the proposed transaction does almost nothing to address the ongoing fundamental issues plaguing the company’s operating performance, misalignment of interests and bloated overhead. Yesterday’s announcement is indicative of the type of insider dealings to which shareholders without proper representation will remain vulnerable barring significant change at the board level. In light of these developments, OTK Associates is evaluating all legal rights and remedies.

Information relating to the above-named participants in this proxy solicitation is filed herewith as Exhibit 1.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY OTK ASSOCIATES, LLC AND ITS AFFILIATES FROM THE STOCKHOLDERS OF MORGANS HOTEL GROUP CO. FOR USE AT THE 2013 ANNUAL MEETING OF MORGANS HOTEL GROUP CO. WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, SUCH MATERIALS WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL FREE AT (877) 869-0171, OR BY EMAIL TO INFO@OKAPIPARTNERS.COM.

EXHIBIT 1

Direct and indirect interests of participants in the solicitation.

Participant	Securities of Morgans Hotel Group Co. beneficially owned	Other Interests
OTK Associates, LLC	4,500,000 common shares
John Dougherty	None
Jason Taubman Kalisman	None	Mr. Kalisman is currently a director of Morgans Hotel Group Co.
Mahmood Khimji	None
Jonathan Langer	None
Andrea Olshan	None
Michael Olshan Robert S. Taubman	4,500,000 common shares* 4,500,000 common shares*
Parag Vora	None

*	Mr. Olshan and Mr. Taubman are managers of OTK Associates, LLC. Any actions taken by OTK Associates, LLC are taken by, or with the written consent of, Mr. Olshan and Mr. Taubman. As a result, Mr. Olshan and Mr. Taubman may be deemed to share voting and investment power over the common shares of Morgans Hotel Group Co. beneficially owned by OTK Associates LLC.